FOR IMMEDIATE RELEASE

Contact:

Herbert L. Hornsby, Jr.
President and Chief Executive Officer
Cape Savings Bank
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600


           CAPE BANCORP, INC. ANNOUNCES RESULTS OF DEPOSITOR MEETING,
                  THE CLOSE OF THE COMMUNITY OFFERING AND THE
                 COMMENCEMENT OF A SYNDICATED COMMUNITY OFFERING

Cape May Court House, New Jersey (January 7, 2008): Cape Bancorp, Inc. (the "Company"), the proposed holding company for Cape Savings Bank, announced today that the community portion of its offering has been completed and the syndicated community offering portion of the offering will commence on or about January 9, 2008.

The Company estimates that it has received orders in the subscription and community offerings for approximately $27.5 million of common stock, excluding shares to be purchased by the Company's employee stock ownership plan. As previously contemplated, the Company has authorized Stifel, Nicolaus & Company, Incorporated to commence a syndicated community offering of unsold shares of common stock. Subject to market conditions and regulatory approval, the Company anticipates completing the offering at no more than the midpoint of the offering range. As in the subscription and community offerings, in the syndicated community offering, the shares of common stock of the Company will be offered for sale at a price of $10.00 per share. As previously announced, the Company increased the maximum purchase limitations to $2.5 million for individual purchasers and $3.6 million for group or in concert purchasers. The syndicated community offering will be conducted pursuant to the Cape Savings Bank Plan of Conversion and the Prospectus dated November 13, 2007, including the Prospectus Supplement dated December 21, 2007. As previously disclosed in the Prospectus dated November 13, 2007, the Company's estimated pro forma market value (including shares issued to the shareholders of Boardwalk Bancorp, Inc. and contributed to a charitable foundation the Company is forming in connection with the offering) will be between $133.1 million and $147.8 million; therefore the Company anticipates selling between approximately $50.7 million and $64.5 million of common stock in the syndicated community offering, which would complete the offering at the minimum and midpoint of the offering range, respectively.
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Stifel,  Nicolaus & Company,  Incorporated will act as sole book-running manager in the syndicated community offering which will be conducted on a best efforts basis. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares in the offering. Orders received in the subscription and community
offerings  will  be  maintained,   with  interest  continuing  to  accrue  until
consummation of the offering.

Questions regarding the syndicated community offering should be directed to Stifel, Nicolaus & Company, Incorporated's Syndicate Department. The phone number for Stifel, Nicolaus & Company, Incorporated's Syndicate Department is
(973) 549-4350.

The offering is being conducted in connection with the mutual to stock conversion of Cape Savings Bank and simultaneous proposed acquisition of Boardwalk Bancorp, Inc., Linwood, New Jersey. On January 4, 2008, the depositors of Cape Savings Bank approved the plan of conversion and the establishment and funding of the charitable foundation. On January 4, 2008, the stockholders of Boardwalk Bancorp, Inc. approved the proposed acquisition of Boardwalk Bancorp, Inc. and Boardwalk Bank by the Company and Cape Savings Bank.

The Company anticipates completing the offering and the acquisition of Boardwalk Bancorp, Inc. in late January 2008. The completion of the Company's offering remains subject to (i) confirmation by RP Financial LC, the Company's independent appraiser, of the Company's appraisal; and (ii) receipt of final regulatory approvals.

About Cape Savings Bank

Cape Savings Bank is a full-service community bank founded in 1923 and headquartered in Cape May Court House, New Jersey. Cape Savings Bank offers a complete line of business and consumer banking products to customers in Cape May and Atlantic counties, New Jersey through its 13 branch offices. As of September 30, 2007, Cape Savings Bank had total assets of $620.1 million, total deposits of $489.6 million and total equity of $72.7 million. Additional information about Cape Savings Bank is available on its website, www.capesb.com.

About Boardwalk Bancorp

Boardwalk Bancorp (Nasdaq GM: BORD) is the parent company of Boardwalk Bank, a New Jersey chartered commercial bank, headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999 and subsequently formed Boardwalk Bancorp in 2006. Boardwalk Bancorp provides banking services to small and mid-sized businesses and professionals through its seven offices located in Cape May and Atlantic counties, New Jersey. As of September 30, 2007, Boardwalk Bancorp had total assets of $445.3 million, total deposits of $311.2 million and shareholders' equity of $49.9 million. Additional information about Boardwalk Bancorp is available on its website, www.boardwalkbank.com.

Forward Looking Statements

This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect,"
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"anticipate,"  "intend,"  "plan,"  "estimate"  or words of similar  meaning,  or future or conditional verbs such as "will," "would," "should," "could" or "may."
Forward  looking  statements,   by  their  nature,  are  subject  to  risks  and
uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Cape Bancorp, Inc., Cape Savings Bank and Boardwalk Bancorp do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.